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                                                                   EXHIBIT 10.65

                           AGREEMENT OF PURCHASE AND
                             SALE OF REAL PROPERTY

         This Agreement of Purchase and Sale of Real Property (this "Agreement") is entered into as of May 1, 1997, with reference to the following basic facts:

A.       Seller ("Seller"):       Green Valley Investment Company, Inc.,
                                  a Nevada corporation;

B.       Buyer ("Buyer"):         The Sports Club Company, Inc.,
                                  a Delaware corporation
                                  (or its assignee as herein provided);

C. Property to be purchased (collectively referred to herein as the "Property"): (i) The fee simple interest in that certain real property (the "Real Property") commonly known as 2100 Olympic Avenue, Henderson, Clark County, Nevada (the legal description of which is set forth as Exhibit A hereto), (ii) all existing and partially completed improvements to the Real Property, (iii) all leases, warranties, bonds, and other contract rights, except to the extent, if any, that Buyer has elected not to acquire such contract rights (which election may not be made with respect to leases of space wherein Seller is the lessor), licenses (other than any licenses of any name or logo from ANC, Inc. that Seller may have), all telephone numbers, if any, relating to the Real Property, all accounts and accounts receivable, general intangibles, all replacement reserves held by or on behalf of any lender or mortgage insurer with respect to the Real Property, and all other intangible personal property relating to the Real Property (the "Contract Rights"), (iv) all furniture, furnishings, fixtures, equipment and all other tangible personal property owned by Seller and located at or relating to the Real Property or its development, rehabilitation, or operation (the "Tangible Personalty"), including, without limitation, all site plans, surveys, geological and environmental and soils studies and reports, surveys and reports, architectural renderings and models, plans and specifications, engineering plans and studies, floor plans, landscaping plans and other similar plans and diagrams, all telephone equipment, all television antennae and cable systems, all computer hardware and software, all manuals and all works of art, (v) all shrubs, trees, plants, signs, sign pylons, awnings and other fixtures thereon or relating thereto and owned by Seller, (vi) all oil, gas, water and mineral (including both hydrocarbons and other minerals) rights and shares of stock pertaining to water or water rights, whether or not appurtenant thereto, owned by Seller or any affiliate of Seller's, ownership of which affects the Real Property, (vii) all easements, rights of way, and other rights appurtenant thereto, and (viii) all other rights, privileges and appurtenances owned by Seller and in any way related to the foregoing. The Real Property shall also be deemed to include all interest, if any, of Seller in (x) strips or gores, if any, between the property described in Exhibit A hereto and abutting land, and (y) land lying in or under the bed of any street, alley, road or right-of-way, opened or proposed, abutting or adjacent to or within the specifically-described property.
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D.       Seller leases the Real Property and related improvements to Green
Valley Athletic Club Limited Partnership (the "Operator") pursuant to that certain Ground Lease, dated November 13, 1986, between Seller and Operator (the "Ground Lease"). Operator operates a health and fitness facility on the Real Property (the "Club").

E. Concurrently with the consummation of this transaction, and as a condition thereto, Buyer intends to purchase certain assets (the "Club Assets") from the Operator pursuant to a separate purchase agreement, dated concurrently herewith, between Buyer and the Operator (the "Club Purchase Agreement").

F. Any capitalized term not otherwise defined in this Agreement shall have the meaning given it in Exhibit B, entitled "Certain Definitions".

                                 THE AGREEMENT

         1. SALE OF THE PROPERTY. Seller agrees to bargain, sell, grant, convey and deliver, and Buyer agrees to purchase and accept the Property (the "Acquisition") for the price and on the terms and conditions set forth herein. Notwithstanding the foregoing, however, Buyer is not purchasing and accepting, and Seller is not bargaining, selling, granting, conveying and delivering, the obligations of Seller under and pursuant to any Contract Right (i) that by its terms may not be assigned by Seller or (ii) that Seller may not assign, without another party's consent, if such consent has not been obtained. Without limiting the generality of the foregoing, Buyer is not assuming, and Seller shall not be deemed to have transferred to Buyer, the obligations of Seller under and pursuant to any Contract Rights to the extent that the same have not been disclosed to Buyer by Seller in writing prior to the end of the Due Diligence Period (as defined below).

         2.      CLOSING.

                 2.1 "Closing" shall mean the date on which a grant, bargain and sale deed in the form of Exhibit C transferring title to the Real Property from Seller to Buyer (the "Deed") is recorded, in conformity with the laws of the State of Nevada.

                 2.2 Closing shall be deemed to occur, if at all, at 12:01 a.m. on Friday, August 1, 1997, unless the date for Closing shall be extended pursuant to the terms of this Agreement (August 1, 1997 or any such other date, as applicable, the "Outside Closing Date"); it being further agreed that Closing may actually occur, if at all, at a date and time different from the Outside Closing Date. If all conditions precedent set forth in Sections 8 and 9 have not been satisfied or waived and the Closing shall not have occurred on or before the Outside Closing Date, then either Buyer or Seller may unilaterally cancel this Agreement, at any time thereafter prior to such satisfaction or waiver, by notice to the other, except that if the unsatisfied condition(s) is for the benefit of the party not giving said notice, then such party shall have the right, within three Business Days after its being served with said notice, to waive such unsatisfied condition(s) and proceed to effect Closing immediately. Four Business Days after the effective date of said notice, if Closing has not been agreed to by the party not giving said notice, as provided above,
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then all funds deposited by Buyer, and all interest earned thereon, shall be returned immediately to Buyer but subject to Section 3.4.

                 2.3 Consummation of the Transactions (the "Closing") will take place at the offices of Jolley, Urga, Wirth & Woodbury, 300 South Fourth Street, Eighth Floor, Las Vegas, Nevada.

                 2.4 If Closing has not occurred in accordance with the terms and conditions of this Agreement, then this Agreement shall automatically terminate without any further action required, and the parties shall have no further liability hereunder.

                 2.5 When all conditions precedent to Closing set forth in Sections 8 and 9 shall have been satisfied, or Deposit Holder shall have received written instruction from the party or parties, or their respective counsel, for whose benefit any such unsatisfied condition precedent exists waiving the satisfaction of such conditions precedent, and when each of the parties hereto shall have otherwise instructed Deposit Holder to proceed with the Closing, then Deposit Holder shall take the following actions in the following order:

                          (i)     Record the Restrictive Use Covenant.

                          (ii)    Record the Deed and Lease Assignment.

                          (iii)   Disburse the Purchase Price to Seller in
accordance with Seller's instructions.

                          (iv)    Deliver two fully executed original copies of
each of the Contract Assignment, Lease Assignment and Bill of Sale and a conformed copy of each of the duly recorded Deed and Lease Assignment to Seller.

                          (v)     Deliver two fully executed original copies of
each of the Contract Assignment, and Bill of Sale, one fully executed original copy of the Lease Assignment and a conformed copy of each of the duly recorded Deed and Lease Assignment to Buyer.

                          (vi)    Cause a policy of title insurance in
accordance with the requirements of Section 4.3 to be issued and delivered promptly to Buyer.
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         3.      PURCHASE PRICE AND OTHER CONSIDERATION.

                 3.1      PURCHASE PRICE.

                          (i)     As consideration for the sale of Property, at
Closing Buyer shall (i) pay to the Seller a total of $1,325,000 (the "Purchase Price"), and (ii) assume certain liabilities by executing and delivering to Seller an Assignment of Contracts (the "Contract Assignment") in substantially the form of Exhibit D and an Assignment of Leases (the "Lease Assignment") in substantially the form of Exhibit E. The Purchase Price shall be payable by Buyer as follows:

                          (ii)    Buyer has deposited into an interest bearing
escrow (the "Escrow") established with Nevada Title Company ("Deposit Holder") the sum of $46,150, in immediately available funds (such amount, together with the interest earned thereon, being hereinafter referred to as the "Deposit"). The Deposit shall be credited against the Purchase Price.

                          (iii)   At Closing, such sum as may be necessary to
make Buyer's total cash deposit with Deposit Holder equal the Purchase Price, after giving effect to any and all of Buyer's and Seller's credits and debits pursuant hereto, including, without limitation, the Deposit.

                          (iv)    As additional consideration for the sale of
the Property, Buyer will issue, or cause to be issued, to Seller, at Closing, $1,675,000 worth of shares of the authorized but unissued Common Stock, $.01 par value of The Sports Club Company, Inc. pursuant to the terms and conditions set forth on Schedule 3.1(iv).

                 3.2 INVESTMENT OF DEPOSITS. Buyer, and Seller agree that all sums deposited by Buyer pursuant hereto shall be invested in treasury bills, certificates of deposit, short term money market instruments or bank repurchase contracts approved by Buyer and Seller, in such manner as to make all such sums (and the interest earned thereon) available on the date for Closing. Buyer and Seller hereby instruct Deposit Holder to so invest such sums and to return to Buyer, upon Closing, all sums in excess of those needed to satisfy Buyer's obligations hereunder to Seller. Interest earned thereon shall be for the account of Buyer, and Buyer shall provide Deposit Holder with Buyer's taxpayer identification number for use in opening the Escrow.

                 3.3 FORM OF FUNDS. Any funds to be delivered hereunder shall be immediately available federal funds wire transferred. It shall be Buyer's responsibility to obtain adequate wiring instructions for an escrow account of Deposit Holder.

                 3.4 LIQUIDATED DAMAGES. If Buyer has not previously terminated this Agreement, by written notice to Seller and Deposit Holder pursuant to the terms and conditions of this Agreement, then the Deposit Holder shall deliver the Deposit to Seller, in accordance with such wire transfer instructions as Seller shall give to Deposit Holder, immediately upon the expiration of the Due Diligence Period. Thereafter, if the Closing
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shall fail to occur solely because of the breach of Buyer under this Agreement, then Seller shall be entitled to retain the Deposit, as liquidated damages and not as a penalty and as Seller's sole remedy. However, if Closing shall thereafter fail to occur for any other reason or reasons, then Seller shall return the Deposit promptly to Buyer upon Buyer's request therefor at any time after the scheduled date for Closing, or on such sooner date as this transaction is cancelled by Buyer and Seller. THE PARTIES AGREE THAT THEY HAVE NEGOTIATED WITH REGARD TO THE DETERMINATION OF DAMAGES AND HAVE CONCLUDED THAT, IF CLOSING FAILS TO OCCUR SOLELY BECAUSE OF THE BREACH OF BUYER UNDER THIS AGREEMENT, THEN IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE THE SELLER'S DAMAGES, THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE
OF THE DAMAGES IN SUCH EVENT, AND THAT THE SELLER, AS ITS SOLE REMEDY AND NOT
AS A PENALTY, SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES.
THE PARTIES HEREBY ACKNOWLEDGE THAT THEY ARE IN EQUAL BARGAINING POSITIONS, ARE SOPHISTICATED IN BUSINESS MATTERS AND WERE REPRESENTED BY COUNSEL AT ALL TIMES DURING THE NEGOTIATION OF THIS LIQUIDATED DAMAGES PROVISION.

             ----------------                   -----------------
             Buyer's Initials                   Seller's Initials

                 3.5 PURCHASE PRICE ALLOCATION. On or prior to the Closing Date, Buyer, and Seller shall agree on an allocation of the Purchase Price and Seller liabilities (which liabilities shall be treated as an additional amount paid by Buyer to Seller) among the Property (the "Allocation Statement"). The allocation set forth in the Allocation Statement will conform to the requirements of the Treasury Regulations under Section 1060 of the Code. The parties agree to report (on Form 8594 and otherwise) the allocation of the Purchase Price and Seller liabilities in a manner consistent with the Allocation Statement. The allocation prescribed by the Allocation Statement shall be conclusive and binding upon each party for all purposes. No party shall file any tax return or other document with, or make any statement or declaration to, any governmental body if such document, statement or declaration is inconsistent with the allocation prescribed by the Allocation Statement

         4.      TITLE.

                 4.1      [INTENTIONALLY OMITTED].

                 4.2 TRANSFER AND CONDITION OF TITLE. At Closing, Seller shall convey good and marketable and insurable fee simple title to the Real Property and the fixtures and improvements thereon to Buyer, by the Deed, subject only to items indicated in the Title Commitment and the Survey, shall convey the Tangible Personalty by a Bill of Sale in substantially the form of Exhibit F (the "Bill of Sale"), and shall convey the Contract Rights by (i) the Contract Assignment, and (ii) the Lease Assignment.

                 4.3 EVIDENCE OF TITLE. Seller shall, at Seller's expense at Closing, provide Buyer with evidence of Buyer's title to the Real Property and the fixtures and
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improvements thereon as required under Section 4.2, in the form of an ALTA policy of title insurance (or, at Buyer's sole election, a title binder) issued in form identical to the Pro Forma Policy, including without limitation the handwritten changes thereon, with liability in the amount shown on the Pro Forma Policy; provided, however, that Buyer shall bear any incremental premium expense between the premium for a CLTA policy and the premium for an ALTA policy. Additionally, Buyer shall have the option to obtain, at its own expense, endorsements to said policy or binder to assure access, no violation of conditions, covenants or restrictions, and such additional endorsements (including, without limitation, for zoning classification) to said policy or binder as Buyer determines to be reasonably necessary or appropriate.

         5.      DELIVERY OF DOCUMENTS.

                 5.1 INITIAL DELIVERIES. As soon as reasonably possible following execution hereof, if Seller has not already done so, Seller shall deliver to Buyer for Buyer's approval as to form and content, originals or legible copies of the following , to the extent that they exist and are either in Seller's possession or may reasonably be obtained by Seller (and, if any of the following are discovered by and/or prepared by or on behalf of Seller after the date hereof but prior to Closing, each such item shall be delivered to Buyer immediately).

                          (i)     All notes, mortgages, deeds of trust,
security agreements, commitments for financing, and related documents affecting any part of the Property, which will exist upon and following Closing, including, without limitation, the First Note and the First Encumbrance, and, if reasonably available to Seller, the lenders' title insurance policy (if any) issued in connection with the First Encumbrance.

                          (ii)    The Ground Lease and all documents evidencing
the balance of the Contract Rights, including, without limitation, the following:

                                  (a)      All architectural, planning,
         surveying, maintenance, property management, construction, brokerage, other service, advertising, billboard rental, personal property rental, and other agreements affecting the Property now in effect or which will be in effect at Closing, and a listing and description of all such agreements which are not in writing.

                                  (b)      A listing of all construction and
         equipment warranties and contractor's bonds in effect, if any, affecting the Property, or Seller's certification that there are no such warranties or bonds.

                                  (c)      All existing insurance policies
          covering the Property.

                                  (d)      All documents evidencing rights of
          use or licenses relating to the Property.

                                  (e) All pending lease proposals relating to the Property.
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                          (iii)   An inventory of all Tangible Personalty,
prepared to the best of Seller's knowledge. All manufacturer's or supplier's literature, design data and other information available to Seller regarding the Tangible Personalty shall be made available to Buyer by Seller prior to Closing and shall be located at the Club at Closing.

                          (iv)    All plans, specifications, surveys,
geological studies and reports, environmental studies and reports, engineering studies or reports relating to the Real Property prepared within five years of the date hereof. Seller need not deliver prior to Closing, but shall make available for Buyer's review prior to Closing, all such items prepared more than five years before the date hereof. All such items prepared more than five years prior to the date hereof shall in any event be located at the Club at Closing.

                          (v)     All building permits, certificates and
similar items and all certificates of occupancy and similar documents issued to or in the possession of Seller, evidencing appropriate regulatory approval of the start, and, as applicable, completion of construction of the improvements on the Real Property, and all permits and licenses for the operation thereof obtained, from time to time, by Seller that either were obtained within five years of the date hereof or are currently in force. Seller need not deliver prior to Closing, but shall make available for Buyer's review prior to Closing, all such items obtained more than five years before the date hereof or not currently in force. All such items obtained more than five years prior to the date hereof or not currently in force shall in any event be located at the Club at Closing.

                          (vi)    The most recent ad valorem tax statements and
notices from all taxing authorities having jurisdiction over the Property.

                          (vii)   If Seller is a corporation, a current
certificate of good standing relating to Seller.

                          (viii)  Seller need not deliver, but shall make
available for Buyer's review, all books and records covering the ownership, improvement, and operations of the Property for the last three years, including, without limitation, monthly operating statements, cash receipts journals, and occupancy reports.

                          (ix)    The most current notice, report, or other
written correspondence, if any, with respect to each part of the Property, from each governmental body having jurisdiction of any part of the Property which has prepared and delivered such reports or correspondence, if any, including, without limitation, reports with respect to the water and sewer systems.

                          (x)     At least one complete set of "as built" plans
for the Real Property and the improvements thereon.

                 5.2      PENDING CLOSING.

                          (i)     [Intentionally omitted]
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                          (ii)    From the date hereof until Closing, if Seller
learns of any fact or circumstance which causes, or has a reasonable likelihood of causing, a representation or warranty of Seller's hereunder to be untrue or misleading, or learns of any other fact or circumstance which materially affects the Property, Seller shall notify Buyer within five days after Seller learns thereof (but in no event later than Closing).

                          (iii)   On or before the Closing Date, Seller shall
deposit the following items (collectively, the "Seller Delivery Items") into the Escrow:

                                  (a)      the Restrictive Use Covenant,
originally executed and notarized.

                                  (b)      the Deed, originally executed and
notarized.

                          (iv)    On or before the Closing Date, Buyer shall
deposit the following items (collectively, the "Buyer Delivery Items") into
Escrow:

                                  (a)      The Purchase Price, subject to and
in accordance with the terms and conditions of Section 3.1.

                          (v)     On or before the Closing Date, Seller and
Buyer shall deposit the following items (collectively, the "Joint Delivery Items") into the Escrow:

                                  (a)      Four fully executed originals of the
Contract Assignment.

                                  (b)      Four fully executed and notarized
originals of the Lease Assignment.

                                  (c)      Four fully executed originals of the
Bill of Sale.

The Seller Delivery Items, the Buyer Delivery Items and the Joint Delivery Items are referred to, collectively, as the "Delivery Items."

                 5.3 UPON CLOSING. At Closing, Seller shall deliver to Buyer the original of the Ground Lease, books, records, and all other contracts described in Section 5.1 to the extent that Seller has such original documents, all keys relating to the operation of the Property, and all other documents which may be required to properly transfer to Buyer title to all of the Property, all duly executed, and, as needed, notarized, written notification to all tenants informing them of this transaction and instructing them to pay all future rent to Buyer, and all other documents or items reasonably necessary, appropriate, or convenient to effect the intent hereof.

         6.      PRORATIONS.

                 6.1 GENERAL. Except as otherwise hereinafter provided, at and as of Closing, Buyer and Seller shall prorate in cash real property taxes and assessments on the basis of the current fiscal year, impound account balances, governmental inspection and license fees, if any, rents, payments relating to Town Center, utility and sewer charges, service contracts, service contract bonus payments, unredeemed parking validations, and other similar items. Rents shall be prorated as if all rents indicated on the Rental Statement, as updated, are current. Buyer shall have no obligation to attempt to collect any delinquent rent, if any, but shall pay over to Seller any rent collected by Buyer after Closing relating to a period of time prior to Closing. Rents received by Buyer shall be applied first to the current period and then to past periods, in reverse chronological order. Rents, if any, received by Seller after Closing relating to periods of time after Closing shall be promptly delivered to Buyer by Seller. Without limiting the generality of the foregoing, Seller shall cause all accounts payable that relate to the Property and/or its operations pre-Closing to be paid as of the Closing Date. Buyer shall not, however, be required to pay, or otherwise to bear the cost of, its share of any item to be prorated under both this Agreement and the Club Purchase Agreement more than once, i.e., Buyer shall only be required to pay, or otherwise to bear the cost, of its share of any such item under one of the two agreements but not under both agreements.

                 6.2 ITEMS NOT TO BE PRORATED. No proration shall be made for premiums on any insurance policies carried by Seller applicable to the Property (none of which are being assigned to or assumed by Buyer), for management fees or for employee salaries, vacations, benefits, bonuses, payroll taxes or other employee costs. Seller shall terminate and pay for all such services as of Closing.

                 6.3 REPRORATIONS. If real estate taxes and/or assessments, utility charges or any other item is prorated as of Closing on any basis other than actual amounts charged for the current period, such item or items shall be re-prorated upon determination of such actual amounts, and the party owing funds to the other shall promptly remit such funds to the other.
If either party owing funds hereunder to the other does not remit them within 30 days after demand therefor, such funds shall thereafter bear interest at the lesser of 10% per annum and the maximum lawful rate. In all events, the amount of any refund or credit shall be the amount the refund or credit would have been without giving effect to the Transactions. If Buyer elects to pursue obtaining a property tax reassessment for the Property for the year of Closing and/or any subsequent year, all benefits thereof shall belong solely to Buyer. The parties shall further cooperate so as to calculate such net final proration amount within 75 days of the Closing. Any disagreement with respect to such final calculation shall be resolved pursuant to binding arbitration before a "Big 6" accounting firm to be designated by Buyer or any other accounting firm that shall be mutually agreed upon by the parties. Each party shall bear its own cost and expenses in connection with such arbitration and one-half of the fees and expenses of the arbitrator. Each party shall be entitled to provide the arbitrator with such information as each party shall deem appropriate with respect to the matters to be determined by such arbitrator.

                 6.4      COMPUTATION OF CERTAIN PRORATIONS.

                          (i)     Final proration of percentage rents and
similar apportionable items which are dependent for their calculation upon the economic performance of the Property (or a portion thereof) over a specified interval of time shall be accomplished as follows: The parties shall await the expiration of the specified interval to determine the gross rents, gross receipts and other economic performance over the entire interval and then prorate the item by allocating to Seller the product of the rents or other similar apportionable item for the entire interval multiplied by a fraction, the numerator of which is the number of days within the specified interval which occur before Closing and the denominator of which is the number of days in the entire specified interval.

                          (ii)    Operating expenses which are payable (or
reimbursable) by any present tenant of the Property or any portion thereof shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Buyer shall send customary statements for reimbursement of operating expenses and taxes to said tenants after consulting with Seller with respect to appropriate amounts due therefor, and shall remit to Seller, upon receipt, Seller's prorated share thereof, determined as provided in subsection (i) above.

         7.      COSTS.

                 7.1      SELLER'S COST.  Seller shall pay the following:

                          (i)     Costs of obtaining the Pro Forma Policy, and
a CLTA policy of title insurance or title binder called for in Section 4 but without regard to the incremental premium costs of obtaining an ALTA policy of title insurance, rather than a CLTA policy, the costs of all endorsements thereto and one-half of all fees and costs of Escrow Holder.

                          (ii)    All recording fees, intangible taxes and
similar costs, relating to the transfer of the Property pursuant hereto.

                          (iii)   All documentary transfer taxes, and all
sales, use, and similar taxes, if any, payable in connection with the transactions contemplated by this Agreement.

                          (iv)    Cost of obtaining all reports Seller is
required hereunder or by law to deliver to Buyer.

                          (v)     Seller's Transaction Costs.

                 7.2      BUYER'S COSTS.  Buyer shall pay the following:

                          (i)     The incremental costs of obtaining an ALTA
policy of insurance rather than a CLTA policy, all endorsements thereto and all charges incurred in connection with obtaining them, including, without limitation, the cost of obtaining the Survey, and one- half of all fees and costs of Escrow Holder.

                          (ii)    Buyer's Transaction Costs.

         8.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION.

                 8.1 Buyer's obligation to perform under this Agreement is subject to and contingent upon the satisfaction of each and every one of the following conditions. Buyer's failure to disapprove any item or matter within a specified time limit therefor shall be deemed to be approval.

                          (i)     TITLE MATTERS.

                                  (a)      [Intentionally omitted].

                                  (b)      The ability of the issuer of the Pro
Forma Policy to issue its policy of title insurance, upon recordation of the Deed, insuring title to the Property being vested in Buyer as required in
Section 4.3. Said issuer may not satisfy this condition by removing an exception to title on the basis of an indemnification by Seller or any other person unless Buyer has given its written consent thereto after full written disclosure to Buyer of the nature and substance of such exception and indemnification.

                          (ii)    DELIVERY ITEMS.  All Delivery Items shall
have been deposited into the Escrow.

                          (iii)   IDENTIFIED APPROVALS.  All government and
third party consents and approvals to the consummation of the Transactions identified by Buyer to Seller in writing during the Due Diligence Period (the "Identified Approvals") shall have been obtained; it being agreed that Buyer shall work diligently, with Seller's assistance if and to the extent reasonably required and at no out-of-pocket cost or liability to Seller, to obtain all Identified Approvals. A liquor license for the Club shall not be an Identified Approval.

                          (iv)    TRUTH OF REPRESENTATIONS AND WARRANTIES.  All
of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date as though republished and remade on and as of that date; it being expressly understood and agreed, however, that changes in representations and warranties which do not have a material adverse effect upon the business of the Property shall in no event be a basis giving rise to a right of Buyer to terminate this Agreement pursuant to Section 8.3.

                          (v)     COMPLIANCE WITH COVENANTS.  Seller shall have
performed and complied with all of its obligations and covenants hereunder in all material respects.

                          (vi)    CONCURRENT CLOSING.  The closing of the
purchase and sale under the Club Purchase Agreement shall have occurred simultaneously with Closing hereunder. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller expressly agree that a proper election by either Buyer or Seller to terminate this

Agreement at any time in accordance with any of the terms hereof shall be deemed to be a proper election by Buyer or Operator, respectively, to terminate the Club Purchase Agreement and that a proper election by either Buyer or Operator to terminate the Club Purchase Agreement at any time in accordance with any of the terms thereof shall be deemed to be a proper election by Buyer or Seller, respectively, to terminate this Agreement.

                          (vii)   CONDITION OF THE PROPERTY.  Buyer's approval,
in its sole discretion, on or before the expiration of the Due Diligence Period, of any and all aspects of the Property and/or its operations, including without limitation all parts, components, and conditions thereof (including, without limitation, heating, electrical, plumbing, sewer, paving, amenities, air conditioning, water, and roof, and geological and soils and environmental conditions and construction quality). Buyer's failure to give notice to Seller terminating this Agreement on or before the expiration of the Due Diligence Period shall conclusively be deemed to be Buyer's approval of any and all aspects of the Property and/or its operations. Subject to the terms and conditions hereof, the "Due Diligence Period" shall mean the period from May 2, 1997 to and including the Closing Date (which actual date of Closing may differ from the deemed date for Closing set forth in Section 2.2). Without limiting the foregoing, the Due Diligence Period under this Agreement shall automatically be extended if and to the extent that the "Due Diligence Period" under the Club Purchase Agreement is extended.

                          (viii)  NO PROCEEDING.  There is no Proceeding
pending or threatened pertaining to the Transactions or their consummation by any Person.

                          (ix)    CC&R AMENDMENT.  Deposit Holder shall hold,
for recordation by Deposit Holder prior to Deposit Holder's recordation of the Deed, one fully executed and notarized original of the CC&R Amendment.

                 8.2 Seller shall have the right to modify, update and supplement all representations, warranties, exhibits and schedules attached to or delivered in connection with this Agreement through the Closing Date (any such modification, update or supplement, a "Modification"). Notwithstanding the foregoing, if Seller makes any Modification and if such Modification would be likely to have a material adverse effect upon the Property and/or its operations, then Buyer shall have the right to terminate this Agreement by giving a notice to Seller terminating this Agreement within 5 days of Buyer's receipt of the Modification, and whether or not the Due Diligence Period has expired. If such 5-day period would expire after the Outside Closing Date, then the Outside Closing Date shall be extended accordingly. In the event of any such termination, the Deposit shall be returned promptly to Buyer, and the parties will have no further obligations to each other hereunder. Buyer's failure to give any such termination notice to Seller within such 5-day period shall conclusively be deemed to be Buyer's approval of any such Modification.

                 8.3 If (i) Buyer shall not have been able to obtain any Identified Approvals, (ii) any material representation or warranty of Seller shall prove to have been inaccurate or untrue in any material respect when first made or (iii) Seller shall not have performed, in any material respect, any of its material covenants contained in this Agreement, and in each case by Closing, then Buyer shall be entitled, without limitation, (A) not to consummate the Transactions and have the Deposit Holder or Seller, as applicable, return to Buyer the Deposit (but without any interest thereon for such period of time, if any, as it may have been held by Seller) less any termination fees and expenses of Deposit Holder, or (B) to consummate the Transactions if Seller, in its sole discretion, is willing to consummate the Transactions on such basis.

         9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION. Seller's obligation to perform under this Agreement is subject to and contingent upon the satisfaction of each and every one of the following conditions; however, Seller's proceeding with Closing shall not be deemed to mean that any or all of such conditions were satisfied or waived, nor shall it impair in any manner Seller's right to rely on Buyer's representations and warranties contained herein.

                          (i)     All Delivery items shall have been deposited
into the Escrow.

                          (ii)    All of the representations and warranties of
Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date as though remade and republished as of said date.

                          (iii)   Purchaser shall have performed and complied
with all of its obligations and covenants hereunder in all material respects.

                          (iv)    The closing of the purchase and sale under
the Club Purchase Agreement shall have occurred simultaneously with Closing hereunder. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller expressly agree that a proper election by either Buyer or Seller to terminate this Agreement at any time in accordance with any of the terms hereof shall be deemed to be a proper election by Buyer or Operator, respectively, to terminate the Club Purchase Agreement and that a proper election by either Buyer or Operator to terminate the Club Purchase Agreement at any time in accordance with any of the terms thereof shall be deemed to be a proper election by Buyer or Seller, respectively, to terminate this Agreement.

                          (v)     There is no Proceeding pending or threatened
pertaining to the Transactions or their consummation by any Person.

         10. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants, to and for the benefit of the Buyer Indemnitees, as follows. Notwithstanding anything contained herein to the contrary, all of the representations and warranties made in this Section 10 are hereby made to the Knowledge of the Seller, except that the representation and warranty made in
Section 10.5 shall not be made to Seller's Knowledge if and to the extent there shall be any Breach of such representation and warranty giving rise to any Damages for which payment shall not be available pursuant to the policy of title insurance to be issued, upon recordation of the Deed, to Buyer as required in Section 4.3.

                 10.1 The improvements on the Real Property, and all parts and components thereof, and the use thereof conform to all applicable fire, zoning, health, environmental, subdivision, building, labor and other codes, laws, rules, and regulations, and there is no violation thereof with respect to the Property. Seller has received no written notice of, nor does it have any knowledge of, any pending or threatened, in writing, action or governmental proceeding in eminent domain, zoning change, or otherwise, which would directly or indirectly materially adversely affect the Property, nor does Seller know of any fact which might give rise to any such proceeding.

                 10.2 The Property is not in violation of any federal, state or local law, ordinance or regulation relating to the environmental conditions on, under or about the Real Property, including, but not limited to, soil and groundwater condition. Neither Seller nor any third party has used, generated, manufactured, stored or disposed of on, under or about the Real Property or transported to or from the Real Property, or incorporated into any of the improvements thereon, any flammable or explosive material, radioactive material, hazardous waste, toxic substance or related material ("Hazardous Materials"), except such as are used, in the Ordinary Course of Business, in the operations of the Club. There has been no Proceeding brought or threatened in writing against the Seller by, or any settlement reached by the Seller with, any party or parties alleging that the Seller is liable for the presence, disposal, release or threatened release of any Hazardous Material on, from, under or onto the Real Property or improvements thereon or for a violation or alleged violation of any applicable Environmental Laws relating to the Real Property and improvements thereon. Seller is and at all times was in compliance with all applicable Environmental Laws relating to the Real Property and improvements thereon and has used and is in compliance with all licenses, permits and authorizations required by any such applicable Environmental laws. There are no active or inactive underground storage tanks located on the Real Property. For the purpose of this Agreement "Hazardous Materials" shall include but not be limited to substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. or in the regulations adopted and publications promulgated pursuant to said laws.

         Seller has not released or agreed to any limitation of liability of any person, firm or entity with respect to its or their obligations arising pursuant to any of the foregoing laws or regulations or any state law or regulation regarding Hazardous Materials.

                 10.3 All permits, declarations, and other evidences of compliance from regulatory authorities required to be obtained in connection with the improvements at the Real Property (including, without limitation, certificates of occupancy), have been obtained; said improvements have been constructed pursuant to contracts which are in accordance with such permits, declarations and evidences of compliance; all warranties which have not by the passage of time expired from contractors having constructed said improvements are in full force and effect.

                 10.4 Seller shall maintain all of the Property through Closing in substantially the same level of repair as the Property was in during Buyer's physical inspection of the Property on May 20, 1997, ordinary wear and tear excepted. Seller shall remedy prior to Closing any and all violations of any Legal Requirement relating to all or any part of the Property of which Seller had knowledge prior to Closing. The Tangible Personalty includes all personal property located on the Real Property or in the improvements thereon at the time of Buyer's inspection (other than the personal property of tenants).

                 10.5 No person or entity has any right, title or interest in or to the Property other than as set forth in the Pro Forma Policy. Seller has not executed any prior assignment of the Contract Rights.

                 10.6 Seller performed no act and executed no document which might prevent Buyer from, or limit Buyer in, operating under the terms and conditions of the Contract Rights.

                 10.7 No person holds an option or right of first refusal to purchase all or any portion of the Property. The Real Property has direct access to one or more publicly dedicated streets. Seller possesses marketable title to the Property.

                 10.8 No part of any improvement on the Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment upon the Real Property other than as set forth in the Survey.

                 10.9 There is no lease or rental agreement affecting the Property other than the Ground Lease. Except as otherwise indicated on the Disclosure Schedule, all of the obligations of the lessor and lessee under the Ground Lease have been fully performed if such obligation has matured as of the date of Closing, no default exists under the Ground Lease and the Ground Lease is in full force and effect. There has been no modification or amendment of the Ground Lease or any guaranty thereof other than as indicated on the Disclosure Schedule.

                 10.10 There is no maintenance, construction, advertising, management, leasing, employment, service, or other contract or obligation affecting the Property which will be in effect or outstanding at or after Closing, other than those transferred or disclosed to and approved by Buyer.

                 10.11 There is no mechanic's or materialman's lien or similar claim or lien presently claimed or which will be claimed against the Property for work performed or commenced, or material supplied, prior to Closing.

                 10.12 None of the Contract Rights or the Tangible Personalty is subject to any outstanding security interest not created by Buyer, other than in favor of the holders of the promissory notes intended to be secured by the Real Property upon Closing, as security solely therefor.

                 10.13 Seller has the capacity and full power and authorization to enter into and carry out this Agreement and the transactions contemplated hereby.

                 10.14 There is no default under any existing encumbrance on any of the Property (nor has any event occurred which, with the passage of time, giving of notice, or both, would constitute such a default). Such existing encumbrances secure no obligation other than those which have been disclosed to Buyer. Except as otherwise required by the terms of Section 3, upon Closing all such encumbrances shall have been satisfied in full and released.

                 10.15 There is no suit, action or arbitration, bond issuance or proposal therefor, proposal for public improvement assessment, pay-back agreement, paving agreement, road expansion or improvement agreement, utility moratorium, use moratorium, improvement moratorium, rental increase moratorium, rent rollback, rent control, or legal, administrative, or other proceeding or governmental investigation or requirement, formal or informal, existing or pending or threatened in writing which affects the Property or which materially adversely affects Seller's ability to perform hereunder, or other charge or expense upon or relating to the Property, which has not been disclosed to Buyer in writing prior to the date of this Agreement, or, in the case of any such requirement, fully complied with.

                 10.16 The use by Buyer of any name, trademark, trade style or trade name presently being used in connection with the Property will not, and such present use does not now, infringe any copyright or any United States or state trademark, or constitute unfair competition or actionable appropriation of rights with respect to any other person, business or entity, except for any rights that ANC, Inc. may have in and to the name "Green Valley" and associated logo, as previously disclosed in writing to Buyer.

                 10.17    The Real Property consists of approximately 10 acres.

                 10.18 This Agreement, when executed by Seller, shall have been duly and properly executed and neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will constitute:

                          (i)     a default or an event which with notice or
the passage of time or both would constitute a default under, or violation or breach of, any indenture, license, lease, franchise, mortgage, deed of trust, or other instrument or agreement to which Seller is a party or by which Seller or Seller's property, including without limitation the Property, may be bound, or

                          (ii)    an event which would permit any party to any
agreement or instrument affecting the Property or affecting Seller's ability to perform its obligations hereunder to terminate it or permit the holder of any indebtedness to accelerate its maturity.

                 10.19 No property tax or assessment with respect to the Property is delinquent, and all requirements of all insurance policies with respect to the Property have been and are being fully complied with.

                 10.20 There is no adverse geological or soil condition affecting the Real Property.

                 10.21 The Real Property is not located within an area of unusual risk with respect to earthquake, flood, volcano, or other natural disaster or hazard, such as earth movement or subsidence or rising groundwater.

                 10.22    Seller is not a "foreign person" within the meaning
                    of Section 1445 of the U.S. Internal Revenue Code of 1986.

                 10.23 Since December 31, 1996, there has not been any material adverse change in the Property, and no event has occurred that is likely to have a material adverse effect upon any thereof; it being agreed that if any such material adverse change or any such event occurs and becomes known to Seller and/or Buyer during the last 5 days of the Due Diligence Period, then the Due Diligence Period shall be extended until 5 Business Days from the earlier of (A) Buyer's actual knowledge of the material details of such material adverse change or such event or (B) Buyer's receipt of notice from Seller to Buyer of the material details of such material adverse change or such event. Seller shall immediately notify Buyer of the material details of any such material adverse change or such event, whether the same shall occur before or after the expiration of the Due Diligence Period. In addition, if any such material adverse change or such event shall occur within 5 days of the otherwise scheduled date for Closing, then the scheduled date for Closing shall be extended until 5 Business Days from the earlier of (A) Buyer's actual knowledge of the material details of such material adverse change or such event or (B) Buyer's receipt of notice from Seller to Buyer of the material details of such material adverse change or such event.

                 10.24 Seller has no deposits under any leases and no utilities or other deposits applicable to the Property to be maintained or replaced at or after Closing.

                 10.25 Seller has furnished and will continue to furnish promptly to Buyer detailed information with respect to the Property. All information contained in the exhibits and schedules attached to this Agreement and in the documents furnished to Buyer by Seller pursuant to this Agreement or otherwise, is and shall be at the Closing, true, correct and complete. All underlying documents incorporated or referred to in such exhibits and schedules, or in documents otherwise furnished to Buyer by Seller, are true, correct and complete copies thereof, as the same have been or shall be amended or modified.

         11. "AS IS"; DUE DILIGENCE COMPLETED; DISCLAIMER OF ADDITIONAL WARRANTIES OF SELLER. Buyer acknowledges that Buyer has had or will have the opportunity to review all documents and other information made available to Buyer or its Representatives. In addition, Buyer has had or will have the opportunity to review all reports, studies, inspections, audits, appraisals, and other similar items which Buyer may perform or have performed in connection with the Transactions, and Buyer will otherwise do what it deems necessary in order to evaluate the financial condition, status of title, zoning and land use and the economical and operational viability of the Property. Buyer acknowledges further that, prior to Closing, it will complete, or have had the opportunity to complete, physical and financial examinations relating to the Property and will consummate the Transactions on the basis of all such examinations. Buyer further acknowledges to and agrees with Seller that, except for the representations and warranties set forth in Section 10 hereof, and subject to the terms and conditions of this Agreement, the Property shall be sold, at Closing, "AS IS" without any warranties or representations either expressed or implied, of any nature or type whatsoever from or on behalf of Seller.

         12. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants, to and for the benefit of the Seller Indemnitees, as follows, which representations and warranties are hereby made to the knowledge of Buyer.

                 12.1 This Agreement, when executed by Buyer, shall have been duly and properly executed and neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will constitute a default or an event which with notice or the passage of time or both would constitute a default under, or violation or breach of, any indenture, license, lease, franchise, mortgage, deed of trust, or other instrument or agreement to which Buyer is a party or by which Buyer or Buyer's property may be bound.

                 12.2 The sale of the Shares to Seller has been duly authorized and if, as and when delivered to Seller, the Shares will be duly and validly issued and outstanding, fully paid and nonassessable and will be free of any mortgage, lien, charge, security interest, pledge, or other encumbrance, including, without limitation, any of the foregoing arising under any title retention or conditional sale agreement.

         13.     INDEMNIFICATION, ETC.

                 13.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                          (i)     The representations and warranties made by
the parties hereto in this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date: provided, that if, at any time prior to the first anniversary of the Closing Date any Indemnitee (acting in good faith) delivers a written notice alleging the existence of a Breach of any of such representations and warranties and asserting a claim for recovery under
Section 13 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

                          (ii)    For purposes of this Agreement, each
statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty in this Agreement made by the party by whom such schedule was delivered.

                 13.2 INDEMNIFICATION BY SELLER. Seller shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise from, or as a result of, or are connected with:

                          (i)     any Breach of any representation or warranty
made by Seller in this Agreement or any of the Transactional Agreements;

                          (ii)    any Breach of any covenant or obligation of
Seller in this Agreement or any of the Transactional Agreements;

                          (iii)   any Liability that arises from or relates to
any Seller Transaction Costs; or

                          (iv)    any Liability to which any of the Buyer
Indemnitees may become subject and that arises from or relates to (i) any of the Property prior to Closing or (iii) any Liability of the Seller not specifically assumed by Buyer pursuant to this Agreement or (iv) the operation of the Property through and including Closing;

                          (v)     any Proceeding commenced relating to any
Breach, Liability or matter of the type referred to in clauses (i), (ii), (iii) or (iv) of this Section 13.2.

                 13.3 INDEMNIFICATION BY BUYER. Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from, or as a result of, or are connected with:

                          (i)     any Breach of any representation or warranty
made by Buyer in this Agreement or any of the Transactional Agreements;

                          (ii)    any Breach of any covenant or obligation of
Buyer in this Agreement or any of the Transactional Agreements;

                          (iii)   any Liability that arises from or relates to
any Buyer Transaction Costs;

                          (iv)    any Liability to which any of the Seller
Indemnitees may become subject and that arises from or relates to (i) any of the Property subsequent to Closing or (ii) any Liability of the Seller specifically assumed by Buyer pursuant to this Agreement or (iii) the operation of the Property after Closing;

                          (v)     any Proceeding commenced relating to any
Breach, Liability or matter of the type referred to in any of clauses (i), (ii)
(iii) or (iv) of this Section 13.3.

                 13.4 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 13 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 13 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise. In addition to any rights of setoff or other right or remedy that any of the Indemnitees may be entitled to exercise (whether under this Agreement under any other Contract, under any statute, rule or other Legal Requirement, at common law in equity or otherwise), each Indemnitee shall have the right to withhold and deduct any sum that may be owed to such Indemnitee under this Section 13 from any amount otherwise payable by such Indemnitee to the indemnifying party

                 13.5     LIMITATIONS ON INDEMNIFICATION.

                          (i)     Seller shall not be required to make any
indemnification payment pursuant to Section 13.2 for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate, at which time such Indemnitees shall be entitled to be indemnified against only the amount of such Damages in excess of $50,000. Seller acknowledges and agrees that (a) the purchase of the Property pursuant to this Agreement is specifically conditioned upon and directly related to the purchase of the Club Assets pursuant to the Club Purchase Agreement and (b) Buyer is also the recipient of certain representations, warranties and indemnification from the Operator pursuant to the Club Purchase Agreement. Accordingly, whether the $50,000 threshold referenced in this Section 13.5(i) has been exceeded is to be calculated inclusive of any "Damages" that are suffered or incurred by any of the "Purchaser Indemnitees", as referenced in Section 5.5(a) of the Club Purchase Agreement.

                          (ii)    Buyer shall not be required to make any
indemnification payment pursuant to Section 13.3 for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate, at which time such Indemnitees shall be entitled to be indemnified against only the amount of such Damages in excess of $50,000. Buyer acknowledges and agrees that (a) the purchase of the Property pursuant to this Agreement is specifically conditioned upon and directly related to the purchase of the Club Assets pursuant to the Club Purchase Agreement and (b) Operator is also the recipient of certain representations, warranties and indemnification from Buyer pursuant to the Club Purchase Agreement. Accordingly, whether the $50,000 threshold referenced in this Section 13.5(ii) has been exceeded is to be calculated inclusive of any "Damages" that are suffered or incurred by any of the "Seller Indemnitees", as referenced in Section 5.5(b) of the Club Purchase Agreement.

                          (iii)   The obligations of the parties hereto to
indemnify and hold harmless a Person, pursuant to Sections 13.2(i) and 13.3(i) above, shall terminate when the applicable representation and warranty terminates pursuant to Section 13.1(i) above; provided however, such obligation to indemnify and hold harmless shall not terminate with respect to any matter about which an Indemnitee shall have, before the expiration of the applicable time period, delivered written notice alleging the existence of a Breach of any of such representations and warranties and asserting a claim for recovery under
Section 13.

                 13.6 DEFENSE OF THIRD PARTY CLAIMS BY SELLER. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Buyer Indemnitee pursuant to this Section 13, Seller shall defend such claim or Proceeding at its sole expense, in which case:

                          (i)     Seller shall proceed to defend such claim or
Proceeding in a diligent manner with counsel reasonably satisfactory to Buyer;

                          (ii)    Buyer shall make available to Seller any
non-privileged documents and materials in the possession of Buyer that may be necessary to the defense of such claim or Proceeding;

                          (iii)   Seller shall endeavor to keep Buyer informed
of all material developments and events relating to such claim or Proceeding;

                          (iv)    Buyer shall have the right to participate, at
its own cost, in the defense of such claim or Proceeding;

                          (v)     Buyer shall cooperate with Seller, in a
timely manner, in the defense of such claim or Proceeding; and

                          (vi)    Seller shall have the right to settle, adjust
or compromise such claim or Proceeding with the prior written consent of Buyer; provided, however, that Buyer shall not unreasonably withhold, delay or condition such consent.

                 13.7 DEFENSE OF THIRD PARTY CLAIMS BY BUYER. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Buyer may become obligated to indemnify, hold harmless, compensate or reimburse any Seller Indemnitee pursuant to this Section 13, Buyer shall defend such claim or Proceeding at its sole expense, in which case:

             (i) Buyer shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Seller;

                          (ii)    Seller shall make available to Buyer any
non-privileged documents and materials in the possession of Seller that may be necessary to the defense of such claim or Proceeding;

                          (iii)   Buyer shall endeavor to keep Seller informed
of all material developments and events relating to such claim or Proceeding;

                          (iv)    Seller shall have the right to participate,
at its own cost, in the defense of such claim or Proceeding;

                          (v)     Seller shall cooperate with Buyer, in a
timely manner, in the defense of such claim or Proceedings; and

                          (vi)    Buyer shall have the right to settle, adjust
or compromise such claim or Proceeding with the prior written consent of Seller; provided, however, that Seller shall not unreasonably withhold, delay or condition such consent.

                 13.8 EXERCISE OF REMEDIES BY INDEMNITEES. Notwithstanding anything herein to the contrary, no Indemnitee (other than Buyer or any successor thereto or assign thereof for the Buyer Indemnitees or Seller or any successor thereto or assign thereof for the Seller Indemnitees) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement.

         14. ADDITIONAL COVENANTS AND AGREEMENTS. In addition to such other covenants of Seller as are contained elsewhere in this Agreement, Seller covenants and agrees as follows:

                 14.1 From and after the date hereof until Closing, Seller shall lease or rent no space at the Property (including renewal of an existing tenancy) without Buyer's prior approval, nor shall Seller otherwise deviate from its ordinary and customary operation, maintenance, or management of the Property.

                 14.2 Seller shall not further encumber the Property or any part thereof, convey any interest therein (other than to Buyer pursuant hereto) without Buyer's prior consent, or accept any additional advance or funds secured or to be secured by any existing encumbrance on any of the Property, or permit either of them, or any other note or encumbrance to which any part of the Property is subject, to become in default prior to Closing. Seller shall not enter into any new service, maintenance, supply or other contract affecting the Property in any way prior to Closing without Buyer's prior approval unless such contract is cancelable at any time on thirty days' notice or less, without cost to Buyer.

                 14.3 Seller shall not, prior to Closing, cancel or reduce the amount of coverage of any insurance policy covering the Property or any part thereof.

                 14.4 At or prior to Closing Seller, at its expense, shall have fully complied with all bulk sales laws (if any) applicable to the transaction contemplated hereby, and shall have obtained all necessary governmental approvals, if any, needed by Seller to consummate the transaction contemplated hereby.

                 14.5     [Intentionally omitted.]

                 14.6     [Intentionally omitted.]

                 14.7     [Intentionally omitted.]

                 14.8     [Intentionally omitted.]

                 14.9 At or prior to Closing Seller shall satisfy in full all monetary obligations secured by any part of the Property, except as otherwise required by the terms of Section 3.

                 14.10 At or prior to Closing, Seller shall provide to Buyer an affidavit signed under penalty of perjury and complying with the requirements of U.S. Internal Revenue Code Section 1445(b)(2). If Seller shall not have timely furnished to Buyer said affidavit, Buyer may, at its option, either (i) adjourn the closing until such time as Seller has complied with the conditions set forth herein, and such adjournment shall not place Buyer in default of its obligations hereunder, or alternatively (ii) Buyer may withhold from the Purchase Price and remit to the Internal Revenue Service a sum equal to 10% of the Purchase Price in accordance with the withholding obligations imposed upon Buyer pursuant to Internal Revenue Code Section 1445. Such withholding shall not place Buyer in default under this Agreement, and Seller shall not be entitled to claim that such withholding shall excuse Seller's performance under this Agreement.

                 14.11 From and after the date hereof and through and including the Closing and for so long as Buyer shall not be in default under this Agreement, Seller shall not directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide any information to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any such information to, any corporation, partnership, person or other entity or group (other than Buyer) concerning any possible proposal regarding a sale or other similar transaction, direct or indirect, involving all or a substantial portion of the Property.

                 14.12 From the date hereof through the Closing Date, Seller shall give Buyer and its Representatives, or cause them to be permitted, during normal business hours and upon reasonable notice, full access to all properties, books, files, data, contracts, leases, commitments and records of or pertaining to the Property, and during this period Seller shall furnish Buyer with all financial and operating data and all other information as to the business, properties and assets of or pertaining to the Property as Buyer may from time to time reasonably request; provided, however, that such access and investigation shall not interfere with the conduct of the Property by Seller. At Buyer's reasonable request, Seller shall direct its Representatives to cooperate with Buyer pursuant to this Section 14.12 at no additional cost to Buyer. In undertaking its due diligence, Buyer shall not disturb, to the minimum extent reasonably possible, the operations of the Property and will communicate with only those employees of Seller as Seller shall reasonably authorize with the scope and tenor of such communications to be subject to the reasonable prior approval of Seller; it being agreed, however, that the purpose of the foregoing restrictions are to minimize disruption to the operations of the Property, to the minimum extent reasonably possible, and to preserve its value as a going concern and not to limit the scope or depth of the information to be made available to Buyer in its due diligence. The exercise by Buyer of any of the preceding rights, or any other act of Buyer, shall not negate any representation, warranty or covenant of Seller or modify any of Buyer's rights or Seller's obligations in the event of any Breach by Seller of any of Seller's representations, warranties or covenants of this Agreement. Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages arising out of any entry within the Property by Buyer or its Representatives. The indemnification of Seller by Buyer in the preceding sentence shall survive any termination of this agreement or the Closing for a period of 3 years from and after the date of termination or the Closing, as the case may be.

                 14.13 From the date hereof until the Closing, Seller shall use its commercially reasonable efforts to preserve the Property's business and its organization intact, including without limitation to preserve Seller's present relationships with suppliers, customers and others having business relationships with Seller regarding the Property. Seller shall promptly arrange for any utility service in Seller's name relating to the Real Property to be transferred to Buyer at Closing.

                 14.14 Each of the parties hereto will use such party's commercially reasonable efforts to consummate the transaction contemplated by this Agreement and shall not take any action inconsistent with such party's obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby.

                 14.15    Subject to the provisions contained in this Section
14.15 and any covenants, conditions and restrictions of record, Buyer shall, subject to force majeure and casualty affecting all or a substantial portion (95% of the square footage of improvements including any improvements related and incidental to the operations) of the Club and/or Real property and for a period not to exceed twelve (12) months as a result of any such act, continuously remain open and operate the Club for a period of not less than five (5) years from and after the Closing Date. The Club shall be operated and maintained by Buyer at the highest brand standard of Buyer comparable in design and function to Buyer's Sports Club brand as represented by Buyer's Los Angeles, California, Irvine, California and New York City, New York locations as of the Closing Date ("Operational Standard"). The obligations of Buyer to operate the Club at the Operational Standard shall apply to Buyer and any owner of all or any portion of the Club and/or Real Property who is an Affiliate of Buyer.

                 14.16 Up to 10 memberships at the Club, to be held from time to time by such individuals as Seller shall, from time to time, designate in writing to Buyer, shall be honored by Buyer from and after Closing but only for so long as Buyer or its Affiliates shall continue to operate the Club. Such memberships shall be at the highest level of membership available, from time to time, to members of the Club, shall require the payment of no monthly dues or initiation fees or any fees for a membership benefit if such benefit is offered for sale as a component of a particular membership category, but shall otherwise be subject to Buyer's rules and regulations for Club memberships and the general operations of the Club applied on a non-discriminatory basis. Any individual holding such a membership shall, for so long as such individual holds such membership and maintains his or her primary residence in Clark County, Nevada, be entitled, if at all, to use any health and fitness facility operated by Buyer or any affiliate of Buyer, as a visitor and otherwise upon the same terms and conditions (including, without limitation, the payment of the same charges) as the holder of the highest level of membership benefits at the Club then offered for sale who had paid an initiation fee for such level of benefits would be entitled, as a visitor, to use such health and fitness facility.

         15.     FEES AND EXPENSES.

                 15.1 Subject to the provisions of Section 13 (including the indemnification and other obligations of Buyer thereunder) Seller shall bear and pay all its own Transaction Costs and all Transaction Costs (including all legal fees and expenses payable to Jolley, Urga, Wirth & Woodbury) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller (the "Seller Transaction Costs).

                 15.2 Subject to the provisions of Section 13 (including the indemnification and other obligations of Seller thereunder), Buyer shall bear and pay all Transaction Costs (including all legal fees and expenses payable to Resch Polster Alpert & Berger LLP) that have been incurred or that are in the future incurred by, or on behalf of or for the benefit of, Buyer (the "Buyer Transaction Costs").

         16. BROKERAGE COMMISSIONS. Buyer and Seller each agrees to indemnify, defend and hold the other harmless from any Damages arising out of or in connection with any claim for any brokerage commission, finder's fee, acquisition fee or like payment asserted against the indemnified party by virtue of any action taken or allegedly taken by the indemnifying party in connection with the Acquisition. Without limiting the generality of the foregoing, Buyer will pay a single $100,000 commission to The Weatherby Company, who represents Buyer, at Closing with respect to the Property and the Club Assets and will satisfy any other obligation owed to The Weatherby Company in connection with the closing of the Acquisition and the acquisition of the Club Assets.

         17. PUBLICITY; CONFIDENTIALITY. At all times before and after the Closing Date and except as may otherwise be required by any Legal Requirement or by the rules and regulations of the American Stock Exchange or the Securities and Exchange Commission:

                 17.1 No press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the parties hereto unless mutually agreed upon by the parties in advance. The parties shall issue a mutually approved press release promptly following Closing. Each of the parties shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential except to the extent such information is publicly available, lawfully obtained from independent sources or as may be required by any Legal Requirement.

                 17.2 Buyer agrees to keep confidential and not to disclose to any third party, other than to Buyer's actual or potential lenders or investors or their Representatives, who in turn will agree to hold such information confidential, any information and material obtained from Seller or any of its Representatives or to which Buyer has access related to the business and assets of Seller except to the extent such information is publicly available, previously lawfully known to Buyer, lawfully obtained from independent sources or as may be required by any Legal Requirement. No such information shall be used by any such party for their own benefit. Buyer will promptly return, and cause all of its actual and potential lenders, investors and each of its and their respective Representatives promptly to return, any and all such information to Seller if Closing does not occur, for any reason whatsoever.

                 17.3 Seller agrees to keep confidential and not to disclose to any third party, other than to Seller's actual or potential lenders or investors or their Representatives, who in turn will agree to hold such information confidential, any information and material obtained from Buyer or any of their respective Representatives or to which Seller has access related to the business and assets of Buyer except to the extent such information is publicly available, previously lawfully known to Seller, lawfully obtained from independent sources or as may be required by any Legal Requirement. No such information shall be used by any such party for their own benefit. Seller will promptly return, and cause all of its actual and potential lenders, investors and each of its and their respective Representatives promptly to return, any and all such information to Buyer if Closing does not occur, for any reason whatsoever.

         18. DAMAGE OR DESTRUCTION. Should the improvements at the Real Property be destroyed or damaged prior to Closing, Buyer may, at its election:

                 18.1 Terminate this Agreement without any liability to Seller, upon notice to Seller and Deposit Holder, in which case the Deposit shall forthwith be returned to Buyer by, as applicable, Deposit Holder or Seller; or

                 18.2 Proceed with the purchase of the Property pursuant to this Agreement with no reduction in the Purchase Price, except for a reduction in an amount equal to the deductible under any applicable insurance coverage, but excluding any available business interruption or rental interruption insurance. In such case, all insurance proceeds, if any, including without limitation any business interruption and/or rental interruption insurance proceeds, shall be assigned to (and if received by Seller, then delivered to and retained by Buyer, subject to the rights of existing lienholders, and, subject to such rights, Buyer shall be entitled to settle the loss with Seller's insurers.

         19. CONDEMNATION. In the event that condemnation or eminent domain proceedings affecting all or any part of the Property are initiated after the execution of this Agreement and prior to Closing, Buyer may, at its option, terminate this Agreement by notifying Seller and Deposit Holder, in which case the Deposit shall be forthwith returned to Buyer by, as applicable, Deposit Holder or Seller, and neither Buyer nor Seller shall have any further liability to one another hereunder, or, alternatively, Buyer may consummate the transaction provided for herein, in which event Seller shall assign to Buyer all of its right, title and interest in and to any award made or to be made in connection with such condemnation or eminent domain proceedings.

         20.     MISCELLANEOUS.

                 20.1 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered or certified mail, return receipt requested, by courier or express delivery service or by telecopier with proof of transmission and receipt) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto). In the case of any notice given by telecopier, a confirming copy shall be sent, as soon as reasonably possible thereafter, by another approved means specified above.

if to Buyer:                      The Sports Club Company, Inc.
                                  11100 Santa Monica Boulevard, Suite 300
                                  Los Angeles, California 90025
                                  Attention: D. Michael Talla
                                  Telephone: (310) 479-5200
                                  Telecopier: (310) 479-4350

with a copy (not constituting notice) to:

                                  Resch Polster Alpert & Berger LLP
                                  10390 Santa Monica Boulevard
                                  Fourth Floor
                                  Los Angeles California 90025-5058
                                  Attention: Ronald M. Resch, Esq.
                                  Telephone:  (310) 277-8300
                                  Telecopier: (310) 552-3209
if to Seller:                     Green Valley Investment Company
                                  c/o American Nevada Corporation
                                  Green Valley Corporate Center
                                  901 North Green Valley Parkway, Suite 200
                                  Henderson, Nevada 89014
                                  Attention: Legal Department
                                  Telephone:  (702) 458-8855
                                  Telecopier: (702) 435-6605

with a copy (not constituting notice) to.

                                  Jolley, Urga, Wirth & Woodbury
                                  300 South Fourth Street, Eighth Floor
                                  Las Vegas, Nevada 89101
                                  Attention:  William R. Urga, Esq.
                                  Telephone:  (702) 385-5161
                                  Telecopier: (702) 382-6814

if to Deposit Holder:             Nevada Title Company
                                  Green Valley Office
                                  701 N. Green Valley Parkway, Suite 120
                                  Henderson, Nevada 89014
                                  Attention:  Jill Hooper, re escrow
                                                  no. 97-06-0229 RWC
                                  Telephone:  (702) 361-7756
                                  Telecopier: (702) 365-3603

                                  with a copy (not constituting notice) to the party or parties not giving such notice to Deposit Holder.

                 20.2 ATTORNEY'S FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' and expert witness fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                 20.3 ENTIRE AGREEMENT AND AMENDMENT. This Agreement, together with all Exhibits hereto and documents referred to herein, if any, constitutes the entire understanding between the parties hereto, and supersedes any and all prior written or oral agreements, arrangements and understandings between the parties hereto. This Agreement can be amended only by a writing signed by Buyer and Seller.

                 20.4 TIME OF THE ESSENCE. In connection with consummation of the Acquisition and the Transactions, the parties agree that time is of the essence; provided, however, that if any period or time set forth in this Agreement ends or occurs on a day which is not a Business Day, then such period or time shall instead end on the next immediately following Business Day.

                 20.5 GOVERNING LAW;. This Agreement shall be construed in accordance with, and governed in all respects by the internal laws of the State of Nevada (without giving effect to principles of conflicts of laws).

                 20.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and Buyer and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; Buyer; and the respective successors and assigns (if any) of the foregoing. Buyer may only assign all of its rights under this Agreement (including its indemnification rights under Section 13.2, and not any part thereof, and then only if (a) the proposed assignee is a wholly-owned subsidiary of Buyer, (b) Seller is provided with a written assignment and assumption agreement, reasonably acceptable to Seller, executed by Buyer and such assignee and pursuant to which such assignee assumes all of Buyer's rights, duties and obligations under the Transactional Agreements and the Club Purchase Agreement and (c) Buyer concurrently assigns all of its rights under the Club Purchase Agreement to the same assignee in accordance with the terms and conditions of the Asset Purchase Agreement. Any such permitted assignment and assumption shall relieve Buyer of all of its duties and obligations under the Transactional Agreements, except that Buyer shall remain liable, jointly and severally with any such assignee, for the obligations under Sections 3.1(iv) and 14.15 of this Agreement.

                 20.7 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision, or the remaining provisions of such document.

                 20.8     CONSTRUCTION.

                          (i)     For purposes of this Agreement, whenever the
context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                          (ii)    The parties hereto agree that any rule of
construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                          (iii)   As used in this Agreement, the words
"include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                          (iv)    Except as otherwise indicated, all references
in this Agreement
to "Sections", "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, all of which Exhibits and Schedules are hereby incorporated herein by this reference as if set forth fully herein.

                 20.9 SECTION HEADINGS. The headings of the sections in this Agreement are inserted solely for convenience of reference, and are not intended to govern, limit, or aid in the construction of any term or provision hereof.

                 20.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller agrees that in the event of any Breach or threatened Breach by Seller of any covenant, obligation or other provision set forth in this Agreement, Buyer shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and
(ii) an injunction restraining such Breach or threatened Breach.

                 20.11    WAIVER.

                          (i)     Except as expressly set forth herein, no
failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                          (ii)    Except as expressly set forth herein, no
Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person: and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                 20.12    PARTIES IN INTEREST. Except for the provisions of
Section 13 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

                 20.13 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and will take such other action consistent with the terms of this Agreement, in each case, as may be reasonably necessary to assign, transfer and convey to Buyer good and marketable title to any and all of the Property, free and clear of all Encumbrances, to carry out the transactions contemplated by this Agreement, and to comply with the terms hereof. No party will take or knowing permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations or warranties contained herein to become untrue or incomplete.

                 20.14 COUNTERPARTS. This Agreement may be signed in counterparts, not all of which are signed by all parties hereto but each party hereto having signed and delivered to the other at least one of them. Any one of such counterparts, signed by the party to be charged, shall be sufficient to prove this Agreement.

                 20.15 WAIVER OF JURY. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party hereby irrevocably waives all rights it may have to a jury trial, and each party agrees that it will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BUYER AND SELLER AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BUYER AND SELLER EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. BUYER AND SELLER EACH FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

                 20.16 AUTHORITY TO SIGN. The individuals executing this Agreement on behalf of Buyer and Seller, respectively, represent that they are authorized to do so.

                 20.17 SURVIVAL POST-CLOSING. Any provisions of this Agreement, or any other Transactional Agreement, which require observance, performance or enforcement after Closing shall survive Closing and shall continue to be binding on the parties hereto, subject to and in accordance with the other terms and conditions of this Agreement and the other Transactional Agreements.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

         SELLER:                       THE GREEN VALLEY INVESTMENT COMPANY,
                                       INC.,
                                       a Nevada corporation

                                       By     Eric A. Traub
                                       Its    Senior Vice President
                                       Date of Execution:   July 31, 1997


         BUYER:                        THE SPORTS CLUB COMPANY, INC.,
                                       a Delaware corporation

                                       By     /s/ John M. Gibbons
                                       Its    President
                                       Date of Execution:   July 31, 1997

                                   EXHIBIT B

                              CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         1. ACQUISITION.  "Acquisition" shall have the meaning specified in
Section 1 of the Agreement.

         2.      AFFILIATE. "Affiliate" shall mean and include:

                 (a) any current or former shareholder, director or officer of, as applicable, the Seller or Buyer;

                 (b) any sibling, uncle, aunt, niece or nephew of any person described in clause (a);

                 (c) any ancestor or lineal descendant of any person described in clauses (a) or (b);

                 (d) any current or former spouse of any person described in clauses (a), (b) or (c) or any person who is a member of the same household of the person described in clauses (a), (b) or (c) or who has resided with such person for more than 10 days in any calendar year;

                 (e) any ancestor or lineal descendant of any person described in clauses (a), (b), (c) or (d);

                 (f) any entity or person in which any of the foregoing have a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

         3. BILL OF SALE. "Bill of Sale" shall have the meaning set forth in Section 4.2 of the Agreement.

         4. BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

         5. BUSINESS DAY. "Business Day" shall mean any day other than Saturday, Sunday or any other day which is a legal holiday under the laws of either of the States of California or Nevada.

         6. BUYER. "Buyer" shall mean The Sports Club Company, Inc., a Delaware corporation.

         7. BUYER DELIVERY ITEMS. "Buyer Delivery Items" shall have the meaning set forth in Section 5.2(iv) of the Agreement.

         8. BUYER INDEMNITEES. "Buyer Indemnitees" shall mean the following Persons:

                 (a)      Buyer;

                 (b)      Buyer's current and future Affiliates;

                 (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and

                 (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b), and (c) above.

         9. BUYER TRANSACTION COSTS. "Buyer Transaction Costs" shall have the meaning specified in Section 15.2 of the Agreement.

         10. CC&R AMENDMENT. "CC&R Amendment" shall mean an amendment to the Third Amendment to and Restatement of Declaration of Covenants, Conditions and Restrictions recorded February 10, 1993 in Book 930218 as Document No. 00166 of Official Records of Clark County, Nevada regarding Town Center, the form of which is attached hereto as Exhibit H, that is to be recorded against Town Center as part of the closing under the Club Purchase Agreement.

         11.     CLOSING. "Closing" shall have the meaning specified in Section
2.1 of the Agreement.

         12. CLOSING DATE. "Closing Date" shall mean the date on which the Closing shall occur.

         13. CLUB. "Club" shall have the meaning set forth in Recital D of the Agreement.

         14. CLUB ASSETS. "Club Assets" shall have the meaning set forth in Recital E of the Agreement.

         15. CLUB PURCHASE AGREEMENT. "Club Purchase Agreement" shall have the meaning specified in Recital E of the Agreement.

         16. CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         17. CONTRACT ASSIGNMENT. "Contract Assignment" shall have the meaning set forth in Section 3.1(i) of the Agreement.

         18. CONTRACT RIGHTS. "Contract Rights" shall have the meaning set forth in Recital C of the Agreement.

         19. DAMAGES. "Damages" shall mean any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, reasonable cost (including any reasonable cost of investigation) or reasonable expense of any nature.

         20. DEED. "Deed" shall have the meaning set forth in Section 2.1 of the Agreement.

         21. DELIVERY ITEMS. "Delivery Items" shall have the meaning set forth in Section 5.2 of the Agreement.

         22.     DEPOSIT.  "Deposit" shall have the meaning set forth in
Section 3.1(ii) of the Agreement.

         23. DEPOSIT HOLDER. "Deposit Holder" shall have the meaning set forth in Section 3.1(ii) of the Agreement.

         24. DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Buyer, a copy of which is attached to the Agreement as Schedule 10 and incorporated in the Agreement by reference.

         25. DUE DILIGENCE PERIOD. "Due Diligence Period" shall have the meaning set forth in Section 8.1(vii) of the Agreement.

         26. ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, right of possession, lease, tenancy, license, Order, option, right of first refusal, imperfection of title, or Tax; provided that Encumbrance shall not include publicly recorded Encumbrances (i) that are not liens, or (ii) that do not restrict or affect the intended use of the Property. Encumbrance shall further not include any Taxes that are not yet due and payable if such Taxes are to be prorated between Buyer and Seller. Encumbrance shall further not include any matter disclosed in the Disclosure Schedule or the Restrictive Use Covenant.

         27. ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         28. ENVIRONMENTAL LAWS. "Environmental Laws" shall mean CERCLA, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 1100 et seq., the

Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Sections 1001 et seq., the Hazardous Materials Transportation Act, as amended, 42 U.S.C. Sections 1801 et seq., and the corresponding regulations, state laws and regulations, local ordinances and permit requirements which may be applicable.

         29. ESCROW. "Escrow" shall have the meaning set forth in Section 3.1(ii) of the Agreement.

         30.     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

                 (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

                 (b) federal, state, local, municipal, foreign or other government;

                 (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

                 (d)      multi-national organization or body; or

                 (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         31. GROUND LEASE. "Ground Lease" shall have the meaning set forth in Recital D of the Agreement.

         32. HAZARDOUS MATERIALS. "Hazardous Materials" shall have the meaning set forth in Section 10.2 of the Agreement.

         33. INDEMNITEES. "Indemnitees" shall as the context may indicate sometimes refer to either the Buyer Indemnitees or the Seller Indemnitees, or both.

         34. IDENTIFIED APPROVALS. "Identified Approvals" shall have the meaning set forth in Section 8.1(iii) of the Agreement.

         35. JOINT DELIVERY ITEMS. "Joint Delivery Items" shall have the meaning set forth in Section 5.2(v) of the Agreement.

         36. KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

         In the case of Buyer, Buyer shall be deemed to have "Knowledge" of a particular fact or other matter only if any of D. Michael Talla, John Gibbons, or Timothy O'Brien has Knowledge of such fact or other matter.

         In the case of Seller, Seller shall be deemed to have "Knowledge" of a particular fact or other matter only if any of Misty Chadwick, Eric A. Traub and Rita McCreery has Knowledge of such fact or other matter.

         37. LEASE ASSIGNMENT. "Lease Assignment" shall have the meaning set forth in Section 3.1(i) of the Agreement.

         38. LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state local, municipal, foreign or other law, statute, legislation, constitution, law resolution, ordinance, code edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued enacted adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         39. LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet and regardless of whether such debt obligation, duty or liability is immediately due and payable.

         40. MODIFICATION. "Modification" shall have the meaning set forth in Section 8.2 of the Agreement.

         41. OPERATOR. "Operator" shall have the meaning set forth in Recital D of the Agreement.

         42. OUTSIDE CLOSING DATE. "Outside Closing Date" shall have the meaning set forth in Section 2.2 of the Agreement.

         43. PRO FORMA POLICY. "Pro Forma Policy" shall mean the title commitment attached hereto as Exhibit I, including any handwritten changes made thereto and the endorsements constituting a part thereof.

         44. PERSON. "Person" shall mean any individual, Entity or Governmental Body.

         45. PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation brought, conducted or heard by or before, or that otherwise involves, any Governmental Body, judge, arbitrator or arbitration panel.

         46. PROPERTY. "Property" shall have the meaning set forth in Recital C of the Agreement.

         47. PURCHASE PRICE. "Purchase Price" shall have the meaning set forth in Section 3.1(i) of the Agreement.

         48. REAL PROPERTY. "Real Property" shall have the meaning specified in Recital C of the Agreement.

         49. RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

                 (a)      Seller;

                 (b) each individual who is, or who has been within the past twelve (12) months, an officer or shareholder of the Seller or of any of its predecessors in interest;

                 (c) each member of the family of each of the individuals referred to in clauses (a) and (b) above; and

                 (d) any Entity (other than the Seller) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         50. REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. Seller and all other Related Parties shall be deemed to be "Representatives" of Seller.

         51. RESTRICTIVE USE COVENANT. "Restrictive Use Covenant" shall mean a covenant, to be executed by Seller and recorded as an encumbrance against the Real Property at Closing, restricting the uses for which the Real Property may be used after Closing. The Restrictive Use Covenant shall be in the form attached hereto as Exhibit G.

         52. SELLER. "Seller" shall mean Green Valley Investment Company, Inc., a Nevada corporation.

         53. SELLER DELIVERY ITEMS. "Seller Delivery Items" shall have the meaning set forth in Section 5.2(iii) of the Agreement.

         54. SELLER INDEMNITEES. "Seller Indemnitees" shall mean the following Persons:

                 (a)      Seller;

                 (b)      Seller's current and future Affiliates;

                 (c) the respective Representatives of the Persons referred to in clauses

(a) and (b) above; and

                 (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above.

         55. SELLER TRANSACTION COSTS. "Seller Transaction Costs" shall have the meaning specified in Section 15.1 of the Agreement.

         56. SHARES. "Shares" shall have the meaning specified in Section 3.1(iv) of the Agreement.

         57. SURVEY. "Survey" shall mean that certain ALTA/ACSM land title survey, dated July 28, 1997, for the Real Property performed by Lennis Bosworth with Surveyor's Inc., Job No. 9709.

         58. TANGIBLE PERSONALTY. "Tangible Personalty" shall have the meaning specified in Recital C of the Agreement.

         59. TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

         60. TOWN CENTER. "Town Center" shall mean that certain shopping center located on Sunset Road and Olympic Avenue between Mountain Vista Street and Green Valley Parkway, Henderson, Nevada.

         61. TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean:

                 (a)      the Agreement;

                 (b)      the Deed;

                 (c)      the Contract Assignment;

                 (d)      the Lease Assignment; and

                 (e)      the Bill of Sale.

         62. TRANSACTION COSTS. "Transaction Costs" shall mean all fees, costs and expenses (including all legal, auditing and accounting expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of any party hereto in connection with:

                 (a) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions;

                 (b) the investigation and review conducted by the Buyer and its Representatives with respect to the Seller's business;

                 (c) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

                 (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                 (e)      the consummation and performance of the Transactions.

         63. TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

                 (a)      the Acquisition in accordance with the Agreement; and

                 (b) the performance by Seller and Buyer of their respective obligations under the Transactional Agreements and the exercise by the Seller and Buyer of their respective rights under the Transactional Agreements.